EXHIBIT 23.2

Consent of Independent Auditors

The Board of Directors

Veda Group Limited:

We consent to the incorporation by reference in the registration statement on Form S-3 of Equifax Inc. of our report dated April 12, 2016, with respect to the consolidated balance sheets of Veda Group Limited and its controlled entities as of June 30 2015 and 2014, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended, which report appears in Form 8-K/A of Equifax Inc., dated April 27, 2016 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Sydney Australia

April 27, 2016